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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
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                               (AMENDMENT NO. __*)


            INTERNET PICTURES CORPORATION (FORMERLY BAMBOO.COM, INC.)
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of Class of Securities)


                                    46059S101
                                 (CUSIP Number)


                                DECEMBER 31, 1999
             (Date of Event Which Requires Filing of this Statement)


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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

*SEE INSTRUCTIONS BEFORE FILLING OUT



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1.       NAME OF REPORTING PERSON: S.S OR  IRS IDENTIFICATION NOS.
                  PHILIP SANDERSON

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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                            (a) [ ]
                                            (b) [ ]

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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  UNITED STATES OF AMERICA

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Number of Shares         5.      SOLE VOTING POWER                   2,049,251

                         -------------------------------------------------------
Beneficially Owned
                         6.      SHARED VOTING POWER                         0

by Each Reporting        -------------------------------------------------------

                         7.      SOLE DISPOSITIVE POWER              2,049,251
Person with
                         -------------------------------------------------------
                         8.      SHARED DISPOSITIVE POWER                    0

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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  2,049,251

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10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

                  NOT APPLICABLE

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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  9.2% (PURSUANT TO A MERGER BETWEEN INTERACTIVE PICTURES CORPORATION AND BAMBOO.COM, INC. ON JANUARY 19, 2000, AS OF THE DATE OF THIS FILING, THE FILER OWNS 4.6% OF THE OUTSTANDING COMMON STOCK OF INTERNET PICTURES CORPORATION.)

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12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IN

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ITEM 1.      (a)      NAME OF ISSUER
                          INTERNET PICTURES CORPORATION

             -------------------------------------------------------------------
ITEM 1.      (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                     1009 COMMERCE PARK DRIVE, OAK RIDGE, TENNESSEE 37830

             -------------------------------------------------------------------
ITEM 2.      (a)      NAME OF PERSON FILING
                          PHILIP SANDERSON

             -------------------------------------------------------------------
ITEM 2.      (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                          RESIDENCE
                          750 BATTERY STREET, 7TH FLOOR
                          SAN FRANCISCO, CA 95052

             -------------------------------------------------------------------
ITEM 2.      (c)      CITIZENSHIP
                          UNITED STATES OF AMERICA



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ITEM 2. (d)      TITLE OF CLASS OF SECURITIES
                          COMMON STOCK, PAR VALUE $.001 PER SHARE

             -------------------------------------------------------------------
ITEM 2. (e)      CUSIP NUMBER
                         46059S101

             -------------------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-l(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
                         NOT APPLICABLE

             -------------------------------------------------------------------
ITEM 4.      OWNERSHIP

             (a)      AMOUNT BENEFICIALLY OWNED
                          2,049,251

             -------------------------------------------------------------------
ITEM 4.      (b)      PERCENT OF CLASS
                          9.2%

             -------------------------------------------------------------------
ITEM 4.      (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

                      (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                                                  2,049,251*

                      ----------------------------------------------------------
                      (ii)     SHARED POWER TO VOTE OR DIRECT THE VOTE
                                                          0

                      ----------------------------------------------------------
                      (iii)    SOLE POWER TO DISPOSE OR TO DIRECT THE
                               DISPOSITION OF
                                                  2,049,251*

                      ----------------------------------------------------------
                      (iv)     SHARED POWER TO DISPOSE OR TO DIRECT THE
                               DISPOSITION OF
                                                          0

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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS     [X]

        -----------------------------------------------------------------------
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                 NOT APPLICABLE

        -----------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                 NOT APPLICABLE

        -----------------------------------------------------------------------
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                 NOT APPLICABLE

        -----------------------------------------------------------------------
ITEM 9. NOTICE OF DISSOLUTION OF GROUP
                 NOT APPLICABLE

         ----------------------------------------------------------------------
ITEM 10. CERTIFICATION
                 NOT APPLICABLE

             ------------------------------------------------------------------
             * Includes 1,856,381 shares held by Walden Media and Information Technology Fund, L.P., 96,435 shares held by Walden Japan
             Partners, L.P., and 96,435 shares held by Walden EDB Partners, L.P. Mr. Sanderson is a partner of Walden Media, L.L.C., the General Partner of Walden Media and Information Technology Fund, L.P. and an affiliate of Walden Japan Partners, L.P. and Walden EDB Partners, L.P. and he disclaims beneficial ownership of the shares held by Walden Media and Information Technology Fund, L.P., Walden Japan Partners, L.P., and Walden EDB Partners, L.P. except to the extent of his proportionate ownership interest therein.




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SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        FEBRUARY 14, 2000
                                        ----------------------------------------
                                        (Date)

                                        /s/ PHILIP SANDERSON
                                        ----------------------------------------
                                        (Signature)

                                        PHILIP SANDERSON
                                        ----------------------------------------
                                        (Name/Title)

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).



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